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Exhibit 99.3


                           GLOBAL RESOURCE CORPORATION

                              WHISTLEBLOWER POLICY

         Section 301 of the Sarbanes-Oxley Act of 2002 requires that the Audit Committee of the Board of Directors of this Company establish formal procedures for (a) the receipt, retention, and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         The Company is committed to achieving compliance with all applicable securities laws, regulations and rules, all accounting standards and accounting controls, and all audit practices. In addition, the Company has adopted an Insider Trading Policy, a Code of Conduct and a Code of Ethics which require the reporting of violations. Accordingly, in order to facilitate the submission by employees, without fear of retaliation, of (i) complaints and concerns relating to Accounting Matters, (ii) reports of violations or suspected violations of the Insider Trading Policy, the Code of Conduct and the Code of Ethics, and/or (iii) reports of fraud, conflicts of interest, and unethical business behavior, the Company's Board of Directors has established this Whistleblower Policy.

SUBMISSION OF COMPLAINTS AND CONCERNS AND REPORTING OF VIOLATIONS

         Any persons, including employees, with a concern or complaint, or wishing to report a violation of the Insider Trading Policy, the Code of Conduct, the Code of Ethics, or other announced Company policy, may submit their concerns, complaints or reports in writing to the Chairman of the Audit Committee of the Company at its corporate headquarters. In addition, the Company shall establish and maintain a separate internet site which may also be used to submit concerns or complaints or to report a violation or suspected violation. This Whistleblower Policy shall be posted on such site.

         Any officer or director who receives a concern or complaint or the report of a violation shall promptly transmit such to the Chairman of the Audit Committee.

         Concerns, complaints and reports may be submitted on a confidential basis by the submitter or may be submitted anonymously.


ACTING IN GOOD FAITH

         Anyone filing a concern, complaint or report of a violation or suspected violation must be acting in good faith and have reasonable grounds for believing that the information disclosed is true and accurate. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of an employee with respect to good faith reporting of concerns, complaints or reports of violations or suspected violations. However, employees who knowingly file misleading or false concerns, complaints or reports without a reasonable belief as to truth or accuracy will not be protected by this Whistleblower Policy. Any allegations that prove not to be substantiated and/or which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.



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RECEIPT AND TREATMENT OF CONCERNS, COMPLAINTS AND REPORTS OF VIOLATIONS

         Upon receipt of any concern, complaint or report of violation, the Chairman of the Audit Committee shall, if possible, acknowledge receipt to the submitter, and shall determine whether the concern, complaint or report relates to Accounting Matters. If it does not, the Chairman shall transmit the concern, complaint or report to the Company's legal counsel. Concerns, complaints and reports relating to Accounting Matters shall be reviewed by the Audit Committee, which may involve such other persons, such as the Company's legal counsel, as the Audit Committee shall determine to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

         All concerns, complaints and reports shall be taken seriously and addressed promptly. Should a submitter request anonymity that desire will be respected. Discussions and documentation regarding concerns, complaints and reports shall be kept in strict confidence to the extent appropriate, consistent with the conducting of the Audit Committee review, and applicable laws, rules and regulations.

 RETENTION AND REPORTING

         Concerns, complaints and reports filed under this Whistleblower Policy shall be recorded (with due respect for confidentiality of all persons affected) and controlled by the Chairman of the Audit Committee, who shall maintain all related documentation for six years. All concerns, complaints and reports shall be maintained in secured files to which only the Audit Committee and the Company's legal counsel shall have full access. The Chairman of the Audit Committee shall track the receipt, review, investigation and resolution of every concern, complaint and report and the tracking log shall be retained with the record of the original concern, complaint or report.

HANDLING OF CONCERNS, COMPLAINTS AND REPORTS OF VIOLATIONS

         Prompt and appropriate corrective action will be taken by the Audit Committee or the Company's legal counsel, when and as warranted in the judgment of the Audit Committee or counsel, as applicable. When possible, and when determined appropriate by the Audit Committee or counsel, as applicable, notice of receipt of the concern, complaint or report, the steps being taken to address it, and any corrective action taken will be given to the submitter, if known.

         All members of the Audit Committee shall, with respect to concerns, complaints and reports regarding Accounting Matters, participate in all actions taken and the Chairman of the Audit Committee shall record all votes taken in the tracking log.

RETALIATION

Retaliation against any employee who files a concern, complaint or report under this Whistleblower Policy is strictly prohibited. No employee, who in good faith submits a concern, complaint or report, shall suffer harassment, adverse employment consequence or other retaliation. This Whistleblower Policy is intended to encourage and enable employees to submit concerns, complaints and reports. Employees who are determined to have engaged in retaliatory behavior or who fail to maintain an employee's anonymity, if requested, will be subject to discipline, which may include termination of employment. Any employee who feels that he or she has been subjected to any behavior that violates this protective policy should immediately report such behavior to the Chairman of the Audit Committee and the Company's legal counsel.